Exhibit 99.1

3750 Torrey View Ct

San Diego, CA 92130

www.CareFusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Kristen Cardillo (858) 617-2317 kristen.cardillo@carefusion.com	Investors:	Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

CAREFUSION ANNOUNCES $500 MILLION SHARE REPURCHASE PROGRAM

SAN DIEGO, Feb. 10, 2012 – CareFusion Corp. (NYSE: CFN), a leading, global medical technology company, today announced that its board of directors authorized the repurchase of up to $500 million of the company’s common stock.

“This share repurchase program reflects our confidence in CareFusion’s growth potential and our commitment to increasing shareholder value,” said Kieran Gallahue, chairman and CEO. “With our strong balance sheet and cash flow generation, we also remain committed to making disciplined, strategic investments for growth that will maximize value for our shareholders over the long term.”

The program authorizes the company to repurchase shares of its common stock through open market and private transactions. The size and timing of any purchases are at the discretion of management, based on factors such as price, business and market conditions. The share repurchase program is expected to continue through December 2013.

This is the first share repurchase program for CareFusion, which spun off from Cardinal Health and began operating as a separate publicly traded company in September 2009. The company had approximately 227 million shares of common stock outstanding as of Dec. 31, 2011.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops market-leading technologies including Alaris® infusion pumps, Pyxis® automated dispensing and patient identification systems, AVEA®, AirLife™ and LTV® series ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, Nicolet™ neurological monitoring and diagnostic products, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs more than 14,000 people across its global operations. More information may be found at www.carefusion.com.

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Cautions Concerning Forward-looking Statements

The CareFusion news release and the information contained herein contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. The matters discussed in these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. Forward-looking statements include, but are not limited to, statements about CareFusion’s intention to repurchase shares of its common stock, including the amount and timing of its repurchase program. The forward-looking statements contained herein are based on the current expectations and assumptions of CareFusion and not on historical facts. The following important factors, among others, could cause actual results to differ materially from those set forth in the forward looking statements: uncertainties as to the market price of CareFusion’s common stock, market conditions in general and CareFusion’s future operating performance. Additional factors that may affect future results are described in CareFusion’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports that it files with the U.S. Securities and Exchange Commission. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.